Exhibit 99.h.15

KEELEY FUNDS, INC.

SEVENTH AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS SEVENTH AMENDMENT dated as of the 3rd day of November, 2009 to the Transfer Agent Servicing Agreement, dated as of April 15, 2005, as amended on January 13, 2006, April 10, 2006, October 1, 2006 and May 17, 2007, December 21, 2007 and February 3, 2009 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Paragraph 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name: John L. Keeley, Jr.		Name: Michael R. McVoy

Title: President		Title: Executive Vice President

Exhibit A

to the Keeley Funds, Inc.

Transfer Agent Servicing Agreement

Separate Series of Keeley Funds, Inc.

Name of Series

KEELEY Small Cap Value Fund

KEELEY Small Cap Dividend Value Fund

KEELEY Small-Mid Cap Value Fund

KEELEY Mid Cap Value Fund

KEELEY All Cap Value Fund